Exhibit 99.(m)(2)

Value Line VIP Equity Advantage Fund

Form of Service and Distribution Plan (the “Plan”)

The Plan is adopted this [____] day of [___], 2014, by the Board of Trustees (the “Board”) of Value Line Funds Variable Trust, a Massachusetts business trust (the “Trust”), with respect to its series Value Line VIP Equity Advantage Fund (the “Fund”).

1.            The Fund is an open-end management investment company that issues shares of beneficial interest (“Shares”). The Fund may offer its Shares to life insurance companies (each, a “Life Company”) for allocation to certain of their separate accounts established for the purpose of funding variable annuity contracts and variable life insurance policies (collectively referred to herein as “Variable Contracts”).

2.            The Plan is adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940 (the “Act”) so as to allow the Fund to make payments as contemplated herein, in conjunction with the distribution of Shares. Payments also may be made by, but shall not be required to be made, by the Fund’s investment adviser or its affiliates, out of fees, past profits or any other source available to them. The Fund’s investment adviser, or EULAV Securities LLC the Fund’s distributor (the “Distributor”), directly or through an affiliate, may use its own resources to (a) pay promotional and administrative expenses in connection with the offer and sale of Shares, or (b) make payments to third parties that provide assistance in selling Shares or that provide support services to Variable Contract owners. To the extent that any such payments should be deemed to be indirect financing by the Fund of the distribution of Shares, such payments are deemed to be authorized by this Plan.

3.            The Plan is designed to finance activities of the Distributor principally intended to result in sale of the Shares, and to include the following:

(a)           providing incentives and compensation to Life Companies that make the Fund available to its Variable Contract owners and who provide personal services to its Variable Contract owners who fund their Variable Contracts with Shares of the Fund;

(b)           providing administrative support services to the Fund in connection with the distribution of the Fund’s Shares for use by Life Companies in funding Variable Contracts;

(c)           paying costs incurred in conjunction with advertising and marketing Fund Shares, such as the expense incurred by Life Companies, the Distributor, or affiliates of the Distributor of preparing, printing and distributing promotional or sales literature in connection with the funding of Variable Contracts with Fund Shares;

(d)           printing and distributing prospectuses, statements of additional information and reports of the Fund to prospective Variable Contract owners;

(e)           holding seminars and sales meetings designed to promote the distribution of Variable Contracts funded with Fund Shares, to the extent permitted by applicable laws, rules or regulations;

(f)            training sales personnel of Life Companies regarding the Fund; and

(g)           financing any other activity that the Board determines is primarily intended to result in the sale of Fund Shares and support of services relating to those Shares.

4.            Any advertising or sales materials used in conjunction with the marketing of a Fund’s Shares may include references to other open-end investment companies or investments, provided expenses relating to such advertising and sales material will be allocated among such other investment companies or investments in an equitable manner, and any sales personnel so paid are not required to devote their time solely to the sale of Shares.

5.            As compensation for the services to be provided under this Plan, the Distributor shall be paid a fee at the annual rate of 0.50% of the Fund’s average daily net assets. The fee shall be calculated and accrued daily and paid monthly in arrears.

6.            All payments to Life Companies and other organizations shall be made pursuant to the terms of a written agreement between the Distributor and such Life Company or organization.

7.            In each year that the Plan remains in effect, any person authorized to direct the disposition of monies paid or payable by the Trust pursuant to the Plan or any related agreement shall prepare and furnish to the Board, and the Board shall review, at least quarterly, written reports, complying with the requirements of Rule 12b-1 under the Act, of the amounts expended under the Plan and the purposes for which such expenditures were made.

8.            The Plan shall not take effect until it has been approved in the manner prescribed by the Act and the rules and regulations thereunder, subject however to such exemptions as may be granted by the Securities and Exchange Commission (“Commission”) by any rule, regulation or order. It being recognized that the Act and the rules and regulations thereunder currently require that the Plan shall not take effect until it has been approved by a majority vote of (A) both (i) the Board and (ii) a majority of the Board who are not “interested persons” (as defined in the Act) of the Fund and have no direct or indirect financial interest in the operation of the Plan or in any agreements entered into in connection with the Plan ( the “Qualified Trustees”), cast in person at a meeting called for the purpose of voting thereon, and (B) if adopted after any public offering of Shares or the sale of Shares to persons who are not affiliated persons of such Fund, affiliated persons of such persons, promoters of such Fund or affiliated persons of such promoters, a vote of at least “a majority of the outstanding voting securities” (as defined in the Act) of the Fund.

9.             The Plan and any related agreements shall continue in effect for so long as such continuance is approved in the manner prescribed by the Act and the rules and regulations thereunder, subject however to such exemptions as may be granted by the Commission by any rule, regulation or order. It being recognized that the Act and the rules and regulations thereunder currently require that the Plan and any related agreements shall continue in effect for so long as such continuance is specifically approved at least annually by a majority vote of both (i) the Board and (ii) the Qualified Trustees, cast in person at a meeting called for the purpose of voting thereon.

10.           The Plan may be amended at any time by the Board provided that the Plan may not be amended in order to increase materially the amount of distribution fees provided for in paragraph 5 above unless such amendment is approved in the manner prescribed by the Act and the rules and regulations thereunder, subject however to such exemptions as may be granted by the Commission by any rule, regulation or order. It being recognized that the Act and the rules and regulations thereunder currently provide that the Plan may not be amended in order to increase materially the amount of distribution fees provided for in paragraph 5 above unless such amendment is approved by a vote of at least “a majority of the outstanding voting securities” (as defined in the Act) of the Fund, and no material amendment to the Plan shall be made unless approved by the Board and the Qualified Trustees in the manner provided in paragraph 8A) above.

11.           The Plan may be terminated at any time in the manner prescribed by the Act and the rules and regulations thereunder, subject however to such exemptions as may be granted by the Commission by any rule, regulation or order. It being recognized that the Act and the rules and regulations thereunder currently provide that the Plan may be terminated at any time by a majority vote of the Qualified Trustees or by a “vote of a majority of the outstanding voting securities” (as defined in the Act) of the Fund.

12.           While the Plan is in effect, the selection and nomination of Trustees who are not “interested persons” (as defined in the Act) of the Fund shall be committed to the discretion of the Trustees who are not “interested persons.”

13.           The Fund shall preserve copies of the Plan and any related agreements and all reports made pursuant to paragraph 7 hereof, for a period of not less than six years from the date thereof, the first two years in an easily accessible place.

14.           The obligations under this Plan and any agreement shall only be binding upon the assets and property of the Fund, and shall not be binding upon any Trustee, officer, or shareholder of the Fund individually. The Fund shall have no liability under this Plan or any agreement for the obligations of any other series of the Trust.